                                  Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations                                                                         Trade Relations
Tim McCauley                                                                                Brian Wolfenden
Director of Financial Reporting & Investor Relations              Director of Marketing Communications
(203) 769-8054                                                                                 (603) 594-8585, ext. 3435
tmccauley@presstek.com                                                              bwolfenden@presstek.com

PRESSTEK REPORTS FISCAL 2010 PROFIT IMPROVEMENTS
AND THIRD 75DI ORDER

•	$38.6 million improvement in net income for 2010
•	$5.6 million improvement in full year adjusted EBITDA
•	Growth consumables increase 4% in 2010
•	Debt net of cash of $6.1 million, a $0.8 million reduction in the fourth quarter of 2010

Greenwich, CT – March 14, 2011 – Presstek, Inc. (NASDAQ: PRST), a leading supplier of digital offset printing solutions to the printing and communications industries, today reported financial and operating results for the fourth quarter and fiscal year ended January 1, 2011.  In the quarter, the Company reported total revenue of $31.1 million, a decline of 7% from the amount reported in the fourth quarter of 2009, and adjusted EBITDA of $0.6 million, a reduction of $0.5 million when compared to the prior year fourth quarter.  For fiscal 2010, the Company reported total revenue of $128.6 million, a decline of 4% from 2009, and adjusted EBITDA of $4.0 million, a $5.6 million improvement from the prior year.  The Company also reported a 50% reduction in debt net of cash in 2010.  (See “Information Regarding Non-GAAP Measures”)

During the fourth quarter of 2010 the Company recorded two significant non-cash charges, a $1.9 million expense related to a single customer bad debt reserve and a $2.7 million valuation allowance against certain deferred tax assets outside the United States. Although reserved in the fourth quarter, the benefits of these deferred tax assets remain available to offset the Company’s future income tax liabilities. Presstek anticipates implementing tax planning strategies which management believes will make possible the reversal of some or all of this allowance in future periods.

Including these non-cash charges the Company had an operating loss of $3.4 million in the fourth quarter of 2010 versus an operating loss of $0.7 million in the 2009 fourth quarter. The majority of the increased operating loss in the fourth quarter of 2010 relates to the $1.9 million customer bad debt reserve referenced above with the remainder relating primarily to a $0.8 million increase in non-cash equity-based compensation charges.  For fiscal 2010 the Company had a full year operating loss of $6.8 million, an improvement of $24.6 million from the $31.4 million operating loss in 2009. The 2009 results include a $19.1 million charge for the write-off of goodwill. Excluding the goodwill write-off in 2009 and the customer bad debt reserve in 2010, operating loss improved by $7.4 million during fiscal 2010. (See “Information Regarding Non-GAAP Measures”)

Inclusive of the non-cash charges referenced above the Company incurred a net loss from continuing operations during the fourth quarter of 2010 of $6.7 million, or $0.18 per share, compared to a net loss from continuing operations of $1.5 million, or $0.04 per share, in the fourth quarter of 2009.  The Company’s 2010 net loss from continuing operations was $10.6 million, or $0.29 per share, compared to a net loss from continuing operations of $49.1 million, or $1.34 per share, in 2009. The 2009 results included special charges for the write-off of goodwill and deferred tax assets of $19.1 million and $16.8 million, respectively. Excluding the non-cash charges for 2009 and 2010, net loss from continuing operations improved by $7.3 million versus 2009. (See “Information Regarding Non-GAAP Measures”)

“2010 was again a difficult year in our industry but I was pleased with our ability to not only continue to generate positive quarterly adjusted EBITDA but to increase it by $5.6 million on a full year basis compared to 2009,” said Presstek Chairman, President and Chief Executive Officer, Jeff Jacobson.  “Additionally, in 2010 we reduced our debt net of cash by $6.0 million against a backdrop of a 4% decline in overall revenues.  We also successfully introduced our 75DI digital offset press to the market.  We believe that the 75DI with its 6-minute job-to-job turnaround, high quality output and expanded sheet size will be a key driver to our growth strategy and the initial market reception supports this belief.  In addition to the two North American orders that were previously announced, we are pleased to announce that we have now received our first international order for the 75DI.  In the brief time since introducing this dynamic product we have received three orders and are continuing to work with many other customers on potential deals.”

Fourth Quarter 2010 Financial Results
Total revenue in the fourth quarter of 2010 was $31.1 million, essentially flat from the previous quarter and a decrease of $2.4 million from the fourth quarter of 2009.

•
Equipment revenue decreased $0.3 million, to $5.5 million in the fourth quarter of 2010, compared with the same period last year.  The slight decrease versus the prior year’s quarter is due primarily to an unfavorable shift in product mix.

•
Consumables revenue totaled $19.5 million in the fourth quarter of 2010, compared with $20.6 million for the same period last year, as increases in CTP plates of 10% from the prior year quarter were more than offset by reductions in “traditional” product categories.

•
Service revenue declined approximately 15 percent to $6.0 million in the fourth quarter of 2010 compared to the year ago quarter.  This drop is primarily due to the continued erosion of the analog service base, lower installation revenue and a general trend by customers to delay service calls and maintenance to save money in a difficult economy.

Gross margin percent for the fourth quarter of 2010 was 31.9% compared to 33.9% in the fourth quarter of 2009.  The reduction versus the fourth quarter of 2009 was due primarily to lower service margins and a lower mix of higher margin consumables.

Excluding the $1.9 million non-cash charge in the fourth quarter of 2010 for a customer bad debt reserve, operating expenses declined by $0.6 million, or 5%, from the fourth quarter of 2009.  The decline in operating expenses was primarily related to reduced payroll costs, professional service fees and restructuring charges, partially offset by increased non-cash equity-based compensation expenses.

2010 Financial Results
Total revenue in 2010 was $128.6 million, a decrease of 4% or $5.9 million from 2009.  In 2010 equipment revenue increased 9% to $21.4 million compared with last year.  Consumables revenue totaled $82.3 million in fiscal 2010, compared with $85.7 million for the prior year.  Revenue in our “growth” consumables, DI and CTP plates, increased by 4% from the prior year but this increase was more than offset by reductions in “traditional” product categories. Service revenue declined approximately 14 percent to $24.9 million in 2010 compared to the prior year due to the factors noted in the fourth quarter discussion above.

Gross margin percent for 2010 was 32.6% compared to 31.4% in 2009.  The improvement versus 2009 was due primarily to increased manufacturing efficiencies.

Fiscal 2010 operating expenses of $48.7 million represented a reduction of $24.9 million from the prior year.  Excluding the impact of the one-time write-off of goodwill in the second quarter of 2009 and the customer bad debt reserve in the fourth quarter of 2010, operating expenses declined by $7.7 million, or 14%. The decline in operating expenses was primarily related to reduced payroll costs and professional service fees, partially offset by increased non-cash equity-based compensation expenses.

Debt net of cash totaled $6.1 million at the end of the year, a reduction of $6.0 million versus 2009 and a reduction of $0.8 million from the end of the 2010 third quarter.  The primary cause of the full year reduction was the net cash proceeds received from the sale of the Company’s non-core Lasertel subsidiary and the improvement from the third quarter was primarily due to net cash provided by operations in the fourth quarter of 2010.

 “Despite the impact of the economy we have maintained our positive adjusted EBITDA levels for the fifth consecutive quarter and during fiscal 2010 reduced our debt net of cash position by $6.0 million, a 50% reduction from 2009,” said Presstek Executive Vice President and Chief Financial Officer, Jeff Cook. “We expect first quarter 2011 revenue and adjusted EBITDA to be within the range of our fourth quarter 2010 results.  Additionally, we believe that with changes in international tax planning strategies, we could be in a position to reverse the fourth quarter 2010 valuation allowance against deferred tax assets in future periods.”

“While our revenue did not rise to the level we would have liked in 2010, the year was filled with many achievements for Presstek,” commented Jacobson.  “Now that 2010 is behind us we can look back at the many accomplishments we have had.  During 2010 we:
•	successfully sold our Lasertel business;
•	entered into a new credit facility with PNC Bank;
•	reduced our debt net of cash to $6.1 million (a 50% reduction);
•	completed development and introduced our 75DI digital offset press; and
•	posted positive adjusted EBITDA in every quarter of the year.
We feel we have accomplished much this year in a very difficult economy and in particular a difficult one for our industry, and with the addition of the 75DI to our product portfolio we feel confident in our ability to grow this business.”

Information Regarding Non-GAAP Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures, including operating expenses excluding special charges; adjusted EBITDA; working capital excluding debt; adjusted operating loss; adjusted net loss from continuing operations; adjusted operating expenses; and other GAAP measures adjusted for certain charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future.  A full reconciliation of GAAP to non-GAAP measures is provided in the financial tables below.  Supplemental financial information has been provided with this release to provide additional details on the Company's performance.

Conference Call and Webcast Information
Management will discuss Presstek's fourth quarter 2010 results in a conference call on Monday, March 14, 2011 at 10:30 a.m. Eastern Time.  Conference call information is below:

Conference Call Access:
Domestic Dial In: (866) 356-3377
International Dial In: (617) 597-5392
Passcode:  92699835

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Monday, March 14, 2011 at 1:30 PM Eastern Time until Monday, March 21, 2011 at 11:59 PM Eastern Time.

Rebroadcast Access:
Domestic Dial In: (888) 286-8010
International Dial In: (617) 801-6888
Passcode: 26739530

An archived webcast of this conference call will also be available on the "Investor Events Calendar" page of the Company's web site, www.presstek.com.

About Presstek:
Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries.  Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated.  These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to one million impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.presstek.com or call +1.603.595.7000 for more information.
DI is a registered trademark of Presstek, Inc.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue and adjusted EBITDA results for the first quarter of 2011, the Company’s implementation of certain tax strategies, the Company’s strategy and the ability of the Company to execute the strategy with its product portfolio, the prospects for the success of the Company’s recently introduced 75DI® press, the ability of the Company to achieve positive adjusted EBITDA in the future and the ability of the Company to achieve its stated objectives.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to: the severity and length of the current economic downturn,  the impact of the economic downturn on the availability of credit for the Company’s customers, market acceptance of and demand for the Company's products, particularly DI® presses, and resulting revenue and adjusted EBITDA, the ability of the Company to achieve sales and performance levels sufficient to meet its expected first quarter 2011 revenue and adjusted EBITDA results, the ability of the Company to successfully implement the necessary aspects of its tax strategy to enable it to re-establish the deferred tax assets that were reserved in the fourth quarter of 2010, the ability of the Company to successfully expand into new territories, the ability of the Company to meet its stated financial and operational objectives, the Company's dependence on its partners (both manufacturing and distribution), and other risks and uncertainties detailed in the Company's 2009 Annual Report on Form 10-K and the Company's other reports on file with the Securities and Exchange Commission.  The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," "likely," "opportunity," expressions of optimism concerning future events or results, and similar expressions, among others, identify forward-looking statements.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  The Company undertakes no obligation to update any forward-looking statements contained in this news release.

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)
(Unaudited)
	Three months ended		Twelve months ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
Revenue
Equipment	$5,523	$5,819	$21,413	$19,646
Consumables	19,493	20,571	82,300	85,741
Service and parts	6,049	7,092	24,864	29,071
Total revenue	31,065	33,482	128,577	134,458

Cost of revenue
Equipment	5,612	5,901	21,924	23,916
Consumables	10,832	11,162	44,920	46,765
Service and parts	4,718	5,057	19,835	21,585
Total cost of revenue	21,162	22,120	86,679	92,266

Gross profit	9,903	11,362	41,898	42,192

Operating expenses
Research and development	1,098	1,172	4,305	4,975
Sales, marketing and customer support	5,196	5,442	21,562	24,967
General and administrative	6,756	4,673	21,468	21,912
Amortization of intangible assets	188	214	805	926
Restructuring and other charges	103	522	564	1,684
Goodwill impairment	-	-	-	19,114
Total operating expenses	13,341	12,023	48,704	73,578

Loss from operations	(3,438)	(661)	(6,806)	(31,386)
Interest and other expense, net	(396)	(858)	(1,244)	(1,389)

Loss from continuing operations before income taxes	(3,834)	(1,519)	(8,050)	(32,775)
Provision(benefit) for income taxes	2,834	(32)	2,503	16,334

Loss from continuing operations	(6,668)	(1,487)	(10,553)	(49,109)
Gain(loss) from discontinued operations, net of income taxes	-	219	(70)	(740)

Net loss	$(6,668)	$(1,268)	$(10,623)	$(49,849)

Loss per share - basic
Loss from continuing operations	$(0.18)	$(0.04)	$(0.29)	$(1.34)
Income (loss) from discontinued operations	-	0.01	(0.00)	(0.02)
	$(0.18)	$(0.03)	$(0.29)	$(1.36)
Loss per share - diluted
Loss from continuing operations	$(0.18)	$(0.04)	$(0.29)	$(1.34)
Income (loss) from discontinued operations	-	0.01	(0.00)	(0.02)
	$(0.18)	$(0.03)	$(0.29)	$(1.36)
Weighted average shares outstanding
Weighted average shares outstanding - basic	36,920	36,827	36,898	36,744
Dilutive effect of stock options	-	-	-	-
Weighted average shares outstanding - diluted	36,920	36,827	36,898	36,744

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	January 1,	January 2,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$4,165	$5,843
Accounts receivable, net	19,223	22,605
Inventories	29,143	30,378
Assets of discontinued operations	-	12,624
Deferred income taxes	-	243
Other current assets	1,609	2,598
Total current assets	54,140	74,291

Property, plant and equipment, net	21,156	24,307
Intangible assets, net	4,748	4,316
Deferred income taxes	4	1,140
Other noncurrent assets	1,053	481

Total assets	$81,101	$104,535

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit	$10,252	$17,910
Accounts payable	9,733	9,887
Accrued expenses	6,624	8,049
Deferred revenue	5,219	6,497
Liabilities of discontinued operations	-	5,203
Total current liabilities	31,828	47,546

Other long-term liabilities	95	141

Total liabilities	31,923	47,687

Stockholders' equity
Preferred stock	-	-
Common stock	369	368
Additional paid-in capital	122,664	120,005
Accumulated other comprehensive loss	(3,517)	(3,810)
Accumulated deficit	(70,338)	(59,715)
Total stockholders' equity	49,178	56,848

Total liabilities and stockholders' equity	$81,101	$104,535

PRESSTEK, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
$000's
(Unaudited)
	Q4 2009	Q3 2010	Q4 2010
Key Units
DI Presses (Excludes QMDI)	15	11	14
CTP Platesetters (Excludes DPM)	10	13	15

Product Revenue - Growth Portfolio
DI Presses (Excludes QMDI)	$5,634	$3,632	$4,174
Presstek Branded DI Plates	4,022	4,323	4,054
Total DI Revenue	9,656	7,955	8,228

Thermal CTP Platesetters (Excludes DPM)	578	712	991
Thermal CTP Plates	3,523	3,613	3,858
Total CTP Revenue	4,101	4,325	4,849

Total Product Revenue - Growth	13,757	12,279	13,076

Product Revenue - Traditional Portfolio
QMDI Platform	3,155	2,989	2,770
Polyester CTP Platform	2,896	3,019	2,662
Other DI Plates	1,521	997	1,169
Conventional/Other	5,825	6,339	5,696
Total Product Revenue - Traditional	13,397	13,343	12,296

Gross Product Revenue	27,154	25,623	25,373

Installation Transfer	(764)	(278)	(357)

Net Product Revenue	26,390	25,344	25,016

Service Revenue	7,092	6,070	6,049

Total Revenue	$33,482	$31,414	$31,065

Gross Product Revenue Components %
Growth	50.7%	47.9%	51.5%
Traditional	49.3%	52.1%	48.5%

Geographic Revenues (Origination)
North America	$26,436	$24,165	$22,695
Europe	7,046	7,249	8,370
Consolidated	$33,482	$31,414	$31,065

Gross Margin
Equipment	-1.4%	-4.3%	-1.6%
Consumables	45.7%	45.9%	44.4%
Service	28.7%	17.4%	22.0%
Consolidated	33.9%	32.8%	31.9%

Operating Expenses excluding Special Charges
Total Operating Expenses	$12,023	$11,652	$13,341
less: Restructuring and Other Charges	522	412	103
less: Goodwill Impairment		0	0
Operating Expenses excluding Special Charges (a)	$11,501	$11,240	$13,238

Adjusted EBITDA
Net income (loss) from continuing operations	$(1,487)	$(1,496)	$(6,668)
Add back:
Interest	459	248	250
Tax charge (benefit)	(32)	158	2,834
Depreciation and amortization	1,173	1,261	1,020
Impairment / Other non-cash charges	124	-	1,935
Non cash portion of equity compensation	351	719	1,156
Restructuring and other charges	522	412	103
Adjusted EBITDA (a)	$1,110	$1,302	$630

Working Capital
Total current assets	$61,667	$58,206	$54,140
Current liabilities	42,343	32,573	31,828
Working capital	19,324	25,633	22,312
Add back short-term debt
Current portion of long-term debt	-	-	-
Line of credit	17,910	9,424	10,252
Working capital excluding debt (a)	$37,234	$35,057	$32,564

Debt net of cash
Current portion of long-term debt	$-	$-	$-
Line of credit	17,910	9,424	10,252
Total debt	17,910	9,424	10,252
Cash	5,843	2,549	4,165
Debt net of cash	$12,067	$6,875	$6,087

Days Sales Outstanding	59	65	61

Days Inventory Outstanding	84	87	87

Capital Expenditures	$51	$124	$41

Employees	527	501	503

a.   Operating expenses excluding special charges, Adjusted EBITDA [earnings before interest, taxes, depreciation, amortization and restructuring and other non-recurring charges (credits)]; and Working capital excluding debt are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.  Presstek's management believes that Adjusted EBITDA and Operating expenses excluding special charges provide meaningful supplemental information regarding Presstek's current financial performance and prospects for the future.   Presstek's management believes that Working capital excluding debt, provides meaningful supplemental information regarding Presstek's ability to meet its current liability obligations. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek's ongoing operations and liquidity, and when planning and forecasting future periods.  These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical operating results and liquidity.  Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies.  Reconciliations of these measures to GAAP are included in the tables above.

PRESSTEK, INC.
Reconciliation of GAAP amounts to Non-GAAP amounts
(Dollar amounts in thousands)

	Fiscal year ended
	January 1, 2011	January 2, 2010

Operating Loss	$(6,806)	$(31,386)
Add Back:
Goodwill impairment		19,114
Customer bad debt charge	1,935

Adjusted operating loss	$(4,871)	$(12,272)

Loss from continuing operations	$(10,553)	$(49,109)
Add Back:
Goodwill impairment		19,114
Customer bad debt charge	1,935
Valuation allowance on deferred tax assets	2,707	16,800

Adjusted loss from continuing operations	$(5,911)	$(13,195)

Operating Expenses	$48,704	$73,578
Less:
Goodwill impairment		19,114
Customer bad debt charge	1,935

Adjusted operating expenses	$46,769	$54,464

Loss from continuing operations	$(10,553)	$(49,109)
Add back:
Interest	1,049	1,116
Tax charge (benefit)	2,503	16,334
Depreciation and amortization	4,841	4,745
Impairment / Other non-cash charges	1,935	21,938
Non cash portion of equity compensation	3,662	1,702
Restructuring and other charges	564	1,684

Adjusted EBITDA	$4,001	$(1,590)